Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

July 27, 2018
FOR IMMEDIATE RELEASE
Company Contact
Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER BOARD APPOINTS NNEKA L. RIMMER TO BOARD OF DIRECTORS

ST. LOUIS, July 27, 2018 /PRNewswire/ --  Energizer Holdings, Inc. (NYSE: ENR) (“Energizer”) today announced that its Board of Directors appointed Nneka L. Rimmer as a new independent director to its Board, effective immediately.  Ms. Rimmer is Senior Vice President, Strategy and Global Enablement of McCormick & Company.

“Nneka Rimmer is an experienced business leader who excels at building brands and driving business performance,” said Pat Mulcahy, Chairman of the Board at Energizer.  “We are excited to have Nneka join our Board and look forward to her contributions to support Energizer’s long term strategies.”

Ms. Rimmer oversees McCormick & Company’s corporate development, corporate strategy, information technology and global enablement teams. Prior to Ms. Rimmer’s role at McCormick & Company, Ms. Rimmer was a Partner and Managing Director at Boston Consulting Group where she executed large-scale transformational initiatives for global consumer goods corporations.

Ms. Rimmer received her BS in Chemical Engineering from Stanford University and her MBA and JD from Northwestern University.

Ms. Rimmer will serve as a member of the Board’s Audit Committee.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and EVEREADY®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One® and Nu Finish®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

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